Exhibit 4.50

Dated 25 January 2010

ANNAPOLIS SHIPPING COMPANY LIMITED

FARAT SHIPPING COMPANY LIMITED and

LANSAT SHIPPING COMPANY LIMITED

as joint and several Borrowers

- and -

LOTIS TRADERS INC.

as Guarantor

- and -

PIRAEUS BANK A.E.

as Lender

AMENDING AND RESTATING AGREEMENT

relating to a loan facility of (originally) up to US$130,000,000 of which the current outstandings aggregate US$48,961,120

Watson, Farley & Williams

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	AGREEMENT OF ALL PARTIES TO THE AMENDMENT OF THE LOAN AGREEMENT AND FINANCE DOCUMENTS	2

3	CONDITIONS PRECEDENT	2

4	REPRESENTATIONS AND WARRANTIES	3

5	AMENDMENT OF LOAN AGREEMENT	3

6	FURTHER ASSURANCES	3

7	EXPENSES	4

8	NOTICES	4

9	SUPPLEMENTAL	4

10	LAW AND JURISDICTION	4

SCHEDULE 1 CONDITIONS PRECEDENT DOCUMENTS		5

APPENDIX 1 FORM OF AMENDED AND RESTATED LOAN AGREEMENT MARKED TO INDICATE AMENDMENTS TO THE LOAN AGREEMENT		8

THIS AGREEMENT is made on 25 January 2010

BETWEEN

(1)	ANNAPOLIS SHIPPING COMPANY LIMITED, FARAT SHIPPING COMPANY LIMITED and LANSAT SHIPPING COMPANY LIMITED, each a company incorporated and existing in Malta whose registered office is at 5/2, Merchants Street, Valletta, Malta (together the “Borrowers” and each a “Borrower”);

(2)	LOTIS TRADERS INC., a corporation incorporated and existing in the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (“Guarantor”); and

(3)	PIRAEUS BANK A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus, Greece (as “Lender”).

BACKGROUND

(A)	By a loan agreement dated 13 March 2008 (as amended and supplemented by a first supplemental agreement dated 12 December 2008 and a second supplemental agreement dated 30 July 2009, the “Loan Agreement”) made between (i) the Borrowers as joint and several borrowers and (ii) the Lender as lender, the Lender made available to the Borrower a loan facility of (originally) up to $130,000,000 of which the current outstandings aggregate $48,961,120.

(B)	The Borrowers have requested that the Lender agrees (inter alia) to the sale of m.vs. “TORO” (“TORO”) and “DELRAY” (“DELRAY” and, together with “TORO”, the “Original Ships” and each an “Original Ship”) and their substitution with two Panamax bulk carriers (together, the “Collateral Ships” and each a “Collateral Ship”) each of at least 70,000 metric tons deadweight and constructed no earlier than 1 January 2000.

(C)	This Agreement sets out the terms and conditions on which the Lender agrees to the sale of the Original Ships and their substitution with the Collateral Ships and to the consequential amendments to the Loan Agreement and the Finance Documents in connection with those matters.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement and the Amended and Restated Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Account Pledge” means the deed of pledge in respect of the Sale Proceeds Account to be executed by Borrowers and the Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Amended and Restated Loan Agreement” means the Loan Agreement as amended and restated by this Agreement in the form set out in Appendix 1;

“Sale Proceeds Account” means, in respect of each Original Ship, an account in the joint names of the Borrowers and the Guarantor with the Lender in Piraeus designated “Annapolis Shipping Company Limited et al – Sale Proceeds Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as a Sale Proceeds Account for the purposes of this Agreement and, in the plural, means both of them;

“Effective Date” means the date on which the Lender notifies the Borrowers that the conditions precedent in Clause 3 have been fulfilled;

“Loan Agreement” means the loan agreement as referred to in Recital (A);

“Mortgage Addendum” means:

(a)	in relation to each Original Ship, the second amendment to the Mortgage on that Original Ship, executed or to be executed by in the case of “TORO”, Farat; and

(b)	in relation to each Additional Ship, the first amendment to the Additional Mortgage on that Ship, executed or to be executed by the relevant Additional Owner,

in favour of the Lender in such form as the Lender may approve or require and, in the plural, means all of them;

“New Finance Documents” means:

(a)	this Agreement;

(b)	the Account Pledge;

(c)	the Amended and Restated Loan Agreement; and

(d)	the Mortgage Addenda,

and, in the singular, means any of them.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.1 and 1.5 of the Loan Agreement and the Amended and Restated Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF ALL PARTIES TO THE AMENDMENT OF THE LOAN AGREEMENT AND FINANCE DOCUMENTS

2.1	Agreement of the parties to this Agreement. The parties to this Agreement agree, subject to and upon the terms and conditions of this Agreement, to the amendment of the Loan Agreement and the Finance Documents to be made pursuant to Clauses 5.1 and 5.2. The agreement of the parties to this Agreement contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	General. The agreement of the parties to this Agreement contained in Clause 2.1 is subject to the fulfilment of the conditions precedent in Clause 3.2.

3.2	Conditions precedent. The conditions referred to in Clause 2.1 are that the Lender shall have received the documents and evidence referred to in Schedule 1 in all respects in form and substance satisfactory to the Lender and its lawyers on or before the date of this Agreement or such later date as the Lender may agree with the Borrowers.

2

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties. The Borrowers represent and warrant to the Lender that the representations and warranties in clause 9 of the Loan Agreement, as amended and restated by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, each other Finance Document which is being amended by this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENT OF LOAN AGREEMENT

5.1	Amendments to Loan Agreement.

(a)	With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended and restated in the form of the Amended and Restated Loan Agreement; and

(b)	as so amended and restated pursuant to (a) above, the Loan Agreement shall continue to be binding on each of the parties to it in accordance with its terms as so amended and restated.

5.2	Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents (other than the Loan Agreement), shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and restated or supplemented by this Agreement; and

(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Agreement.

5.3	The Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect, as amended by:

(a)	the amendments contained or referred to in Clause 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Borrowers’ obligations to execute further documents etc. The Borrowers shall:

(a)	execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Lender may, in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step,

which the Lender may, by notice to the Borrowers, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.

3

6.2	Purposes of further assurances. Those purposes are:

(a)	validly and effectively to create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Finance Document, each as amended and restated or supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances. The Lender may specify the terms of any document to be executed by the Borrowers (or any of them) under Clause 6.1, and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrowers shall comply with a notice under Clause 6.1 by the date specified in the notice.

7	FEES AND EXPENSES

7.1	Reimbursement of expenses. The Borrowers shall reimburse to the Lender on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Lender in connection with the negotiation, preparation and execution of each of the New Finance Documents.

7.2	Re-arrangement fee. The Borrowers shall pay to the Lender on the date on which the first Collateral Mortgage is registered in accordance with clause 11.4(b) of the Amended and Restated Agreement a non-refundable re-arrangement fee of $80,000.

8	NOTICES

8.1	General. The provisions of clause 27 (Notices) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third party rights. No person who is not a party to this Agreement has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of clause 30 (Law and Jurisdiction) of the Loan Agreement, as amended and restated by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

THIS AGREEMENT has been duly executed as a Deed on the date stated at the beginning of this Agreement.

4

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

The following are the documents referred to in Clause 3.2:

1	A duly executed original of each New Finance Document duly executed by the parties to it.

2	In relation to each Borrower and each Additional Owner documents of the kind specified in paragraphs 2, 3, 4 and 5 of Schedule 2, Part A of the Loan Agreement (as amended and restated by this Agreement) with appropriate modifications to refer to this Agreement and the Amended and Restated Loan Agreement insofar as each is a party or, as the case may be, acknowledging the contents thereto.

3	In relation to Farat and each Additional Owner, documents of the kind specified in paragraphs 2, 3, 4 and 5 of Schedule 2, Part A of the Loan Agreement (as amended and restated by this Agreement) with appropriate modifications to refer to the relevant Mortgage Addendum insofar as each is a party thereto.

4	evidence that the Sale Proceeds Account has been opened with the Lender and all mandate forms, documentation required by the Lender pursuant to the Lender’s “know your customer” requirements have been received;

5	a duly executed original of the Account Pledge;

6	each Mortgage Addendum (and each document to be delivered pursuant to each of them) has been duly executed by the relevant Owner together with evidence that each Mortgage Addendum has been duly registered as a first or, as the case may be, second amendment to the Mortgage to which it relates in accordance with the laws of Malta;

7	Any further opinions, consents, agreements and documents in connection with this Agreement and the Finance Documents which the Lender may request by notice to the Borrowers prior to the Effective Date.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrowers or the lawyers of the Borrowers.

5

EXECUTION PAGE

BORROWERS

SIGNED by	)
EUGENIA PAPAPONTIKOU	)	/s/ Eugenia Papapontikou
for and on behalf of	)
ANNAPOLIS SHIPPING COMPANY LIMITED	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

SIGNED by	)
EUGENIA PAPAPONTIKOU	)	/s/ Eugenia Papapontikou
for and on behalf of	)
FARAT SHIPPING COMPANY LIMITED	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

SIGNED by	)
EUGENIA PAPAPONTIKOU	)	/s/ Eugenia Papapontikou
for and on behalf of	)
LANSAT SHIPPING COMPANY LIMITED	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

GUARANTOR

SIGNED by	)
EUGENIA PAPAPONTIKOU	)	/s/ Eugenia Papapontikou
for and on behalf of	)
LOTIS TRADERS INC.	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

LENDER

SIGNED by	)
JASON DALLAS and KRIKOR JANIKIAN	)	/s/ Jason Dallas	/s/ Krikor Janikian
for and on behalf of	)
PIRAEUS BANK A.E.	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

6

COUNTERSIGNED this 25th day of January 2010 by each of Dryships Inc., Boone Star Owners Inc. and lokasti Owning Company Limited which, by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of the above Second Supplemental Agreement, that it agrees in all respects to the same and that the Finance Documents to which each is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement and the Guarantor under the New Guarantee.

/s/ Eugenia Papapontikou
EUGENIA PAPAPONTIKOU for and on behalf of
DRYSHIPS INC.

/s/ Eugenia Papapontikou
EUGENIA PAPAPONTIKOU for and on behalf of
BOONE STAR OWNERS INC.

/s/ Eugenia Papapontikou
EUGENIA PAPAPONTIKOU for and on behalf of
IOKASTI OWNING COMPANY LIMITED

Dated 25 January 2010

7

APPENDIX 1

FORM OF AMENDED AND RESTATED LOAN AGREEMENT MARKED TO

INDICATE AMENDMENTS TO THE LOAN AGREEMENT

Amendments are indicated as follows:

1	additions are indicated by underlined text; and

2	deletions are shown by the relevant text being struck out.

8

Date 13 March 2008

as amended and restated

on January 2010

ANNAPOLIS SHIPPING COMPANY LIMITED

~~ATLAS OWNING COMPANY LIMITED~~

FARAT SHIPPING COMPANY LIMITED and

LANSAT SHIPPING COMPANY LIMITED

as Borrowers

- and -

PIRAEUS BANK A.E.

as Lender

LOAN AGREEMENT

relating to a loan facility of (originally) up to

US$130,000,000

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	~~14~~18

3	DRAWDOWN	~~14~~18

4	INTEREST	~~14~~18

5	INTEREST PERIODS	~~15~~21

6	DEFAULT INTEREST	~~16~~21

7	REPAYMENT AND PREPAYMENT	~~17~~22

8	CONDITIONS PRECEDENT	~~18~~24

9	REPRESENTATIONS AND WARRANTIES	~~19~~25

10	GENERAL UNDERTAKINGS	~~21~~27

11	CORPORATE UNDERTAKINGS	~~23~~29

12	INSURANCE	~~24~~31

13	SHIP COVENANTS	~~28~~36

14	SECURITY COVER	~~31~~38

15	PAYMENTS AND CALCULATIONS	~~32~~40

16	APPLICATION OF RECEIPTS	~~33~~41

17	APPLICATION OF EARNINGS	~~34~~42

18	EVENTS OF DEFAULT	~~35~~43

19	FEES AND EXPENSES	~~39~~47

20	INDEMNITIES	~~39~~47

21	NO SET-OFF OR TAX DEDUCTION	~~41~~49

22	ILLEGALITY, ETC	~~42~~50

23	INCREASED COSTS	~~42~~50

24	SET-OFF	~~43~~51

25	TRANSFERS AND CHANGES IN LENDING OFFICE	~~44~~52

26	VARIATIONS AND WAIVERS	~~44~~52

27	NOTICES	~~45~~53

28	JOINT AND SEVERAL LIABILITY	~~46~~54

29	SUPPLEMENTAL	~~47~~55

30	LAW AND JURISDICTION	~~47~~55

SCHEDULE 1 DRAWDOWN NOTICE		~~49~~57

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		~~50~~58

EXECUTION PAGE		~~52~~60

THIS AGREEMENT is made on 13 March 2008 as amended and restated by an Amending and Restating Agreement (as defined below)

BETWEEN

(1)	ANNAPOLIS SHIPPING COMPANY LIMITED, FARAT SHIPPING COMPANY LIMITED and LANSAT SHIPPING COMPANY LIMITED, each a company incorporated in Malta whose registered office is at 5/2, Merchants Street, Valletta, Malta ~~and ATLAS OWNING COMPANY LIMITED, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960~~ (together the “Borrowers” and each a “Borrower”); and

(2)	PIRAEUS BANK A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus, Greece (as “Lender”).

BACKGROUND

The Lender has agreed to make available to the Borrowers, on a joint and several basis, a loan facility up to US$130,000,000 for the purpose of providing liquidity to the Borrowers and their parent company Dryships Inc., for their general corporate purposes.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

~~“Accounts” means:~~ “Accounts” means, together, the Earnings Accounts, any Sale Proceeds Account and the Deposit Account and, in the singular, means any of them;

~~(a)in the case of “LACERTA” an earnings account in the name of Annapolis with the Lender designated “Annapolis Shipping Company Limited Earnings Account” ;(b)in the case of ”MENORGA”, an earnings account in the name of Atlas with the Lender designated “Atlas Owning Company Limited Earnings Account”;(c)in the case of ‘‘FARAT’’, an earnings account in the name of Farat with the Lender designated “Farat Shipping Company Limited Earnings Account”; and(d)in the case of ”LANSAT” an earnings account in the name of Lansat with the Lender designated “Lansat Shipping Company Limited Earnings Account”, or, in any case any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Account for the relevant Ship for the purposes of this Agreement;~~

“Account Pledge” means, in relation to each Account, the deed of pledge in respect of that Account to be executed by the Borrowers, the relevant Borrower or, as the case may be, Owner in favour of the Lender in such form as the Lender may approve or require and in the plural means all of them;

“Accounting Information” means the annual audited consolidated accounts to be provided by the Borrowers to the Lender in accordance with Clause 10.6(a) of this Agreement or the semi-annual unaudited accounts to be provided by the Borrowers to the Lender in accordance with Clause 10.6(b) of this Agreement;

“Additional Charter Assignment” means, in relation to any Approved Charter applicable to an Additional Ship, a second priority specific assignment of that Approved Charter executed or to be executed by the Additional Owner owning that Additional Ship in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Finance Documents” means, together, the Deposit Account Pledge, the Additional Guarantees, the Additional Mortgages and the Additional Charter Assignments and, in the singular, means any of them;

“Additional Guarantee” means, in relation to each Additional Owner, the guarantee of the obligations of the Borrowers under this Agreement executed or to be executed by that Additional Owner in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Mortgage” means, in relation to each Additional Ship, the second priority Maltese statutory mortgage over that Additional Ship executed or to be executed by the Additional Owner owning that Additional Ship (as amended and supplemented by the Mortgage Addendum relative to that Additional Ship) in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them;

“Additional Owner” means each of Boone and lokasti and, in the plural, means both them;

“Additional Ship” means each of “SAMATAN” and “PACHINO” and, in the plural, means both of them;

“Amending and Restating Agreement” means the amending and restating agreement dated January 2010 and made between the Borrowers and the Lender setting out the terms and conditions upon which this Agreement has been amended and restated;

“Annapolis” means Annapolis Shipping Company Limited, a company incorporated in Malta, whose registered office is at 5/2 Merchants Street, Valletta, Malta;

“Approved Charter” means, in relation to a Ship, any time charter party of that Ship to be entered by the relevant Borrower or, as the case may be, Owner and a charterer in all respects acceptable to the Lender, exceeding or which, by virtue of any optional extensions is capable of exceeding, 12 months in duration as the same may be amended or supplemented from time to time in favour and substance in all respects acceptable to the Lender;

“Approved Flag” means, in relation to a Collateral Ship, the Maltese flag or such flag as the Lender may, in sole and absolute discretion, approve as the flag on which that Ship shall be registered;

“Approved Flag State” means, in relation to a Collateral Ship, any country in which the Lender may in its sole and absolute discretion, approve that such Ship be registered;

“Approved Manager” means in relation to each Ship, Cardiff Marine Inc. a corporation incorporated under the laws of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and maintaining a ship management office at Omega Building, 80 Kifissias Avenue, 151 25 Maroussi, Greece or any other company which the Lender may reasonably approve as the commercial, technical and/or operational manager of that Ship;

“Approved Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender in such form as the Lender may approve or require agreeing certain matters in relation to the management of that Ship and subordinating the rights of the Approved Manager against the Ship and the relevant Borrower or, as the case may be, Owner thereof to the rights of the Lender under the Finance Documents and, in the plural, means any of them;

~~“Atlas” means Atlas Owning Company Limited a corporation incorporated under the laws of the Republic of Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960:~~ “Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	30 April 2008 (or such later date as the Lender may agree with the Borrowers); or

(b)	if earlier, the final Drawdown Date or the date on which the Lender’s obligation to make the Loan is cancelled or terminated;

“Balloon Instalment” has the meaning given to it in clause 7.1;

“Boone” means Boone Star Owners Inc., a corporation incorporated in the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Borrower” means each of Annapolis, Atlas, Farat and Lansat and, in the plural, means all of them;

“Business Day” means a day on which banks are open in London, Athens and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter Assignment” means:

(a)	in relation to a Ship (other an Additional Ship), a specific assignment of the rights of the relevant Borrower or, as the case may be, Owner under an Approved Charter relating to that Ship, pursuant to Clause 10.16 and any guarantee of such charter, to be executed by that Borrower or, as the case may be, Owner in favour of the Lender in such form as the Lender may approve or require and, in the plural, means all of them; and

(b)	in relation to an Additional Ship, any Additional Charter Assignment relative to that Additional Ship.

and, in the plural, means all of them;

“Collateral Finance Documents” means, together, the Collateral Guarantee and the Collateral Mortgage and, in the singular, means either of them;

“Collateral Guarantee” means the guarantee to be given by the Collateral Owner in such form as the Lender may approve or require;

“Collateral Mortgage” means, in relation to each Collateral Ship, the first preferred or priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto in such form as the Lender may approve or require and, in the plural, means both of them;

“Collateral Owner” means, in respect of each Collateral Ship, a company or as the case may be, a corporation incorporated and existing under the laws of a jurisdiction acceptable to the Lender which is a direct or indirect wholly owned subsidiary of the Corporate Guarantor which will be the registered owner of that Collateral Ship and, in the plural, means all of them;

“Collateral Ship” means a Panamax bulk carrier of at least 70.000 metric tons deadweight constructed no earlier than 1 January 2000 and being in all other respects acceptable to the Lender and, in the plural, means both of them;

“Compliance Date” means 30 June and 31 December in each calendar year (or such other dates as of which the Corporate Guarantor prepares its consolidated financial statements which the Borrowers are required to deliver to the Lender pursuant to Clause 10.6);

“Commitment” means $130,000,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Confirmation” and “Early Termination Date” in relation to any continuing Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 20.4;

“Corporate Guarantee” means a guarantee executed or to be executed by the Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Corporate Guarantor” means Dryships Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Deed of Covenant” means in relation to a Ship, a deed of covenant collateral to the relevant Mortgage in such form as the Lender may approve or require and, in the plural, means both of them;

“Delivery Date” means, in respect of each Ship (other than an Additional Ship), the date within the Substitution Period on which title to and possession of that Ship is transferred from:

(a)	in the case of an Original Ship, its Owner to its buyer; and

(b)	in the case of a Collateral Ship, the relevant Seller to the Collateral Owner which is the buyer thereof,

pursuant to the terms of the relevant MQA;

“DELRAY” means the 1994-built bulk carrier vessel of 71.860 metric tons deadweight having IMO Number 9071600 and registered in the ownership of the New Owner under the Maltese flag with the name “DELRAY”;

“Deposit Account” means a deposit account either in the joint names of the Borrowers or in the name of the Corporate Guarantor with the Lender in Piraeus designated “[name of account holder] - Deposit Account” or any other account with another office of the Lender which is designated by the Lender as the Deposit Account for the purposes of this Agreement;

“Deposit Account Pledge” means the deed of pledge in respect of Deposit Account to be executed by the Borrowers or, as the case may be, the Corporate Guarantor in favour of the Lender in such form as the Lender may approve or require;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrowers for the Loan to be advanced or (as the context requires) the date on which the Loan is actually advanced;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower which is the owner of such Ship and which arise out of the use or operation of such Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the relevant Borrower or, as the case may be, Owner in the event of requisition of its Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever such Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Ship;

“Earnings Account” means:

(a)	in the case of “DELRAY”, an earnings account in the name of the New Owner with the Lender in Piraeus designated “Lotis Traders Inc. - Earnings Account”;

(b)	in the case of “FARAT”, an earnings account in the name of Farat with the Lender in Piraeus designated “Farat Shipping Company Limited - Earnings Account’’; and

(c)	in the case of “LANSAT”, an earnings account in the name of Lansat with the Lender in Piraeus designated “Lansat Shipping Company Limited - Earnings Account”

(d)	in the case of “PACHINO”, an earnings account in the name of Lokasti with the Lender in Piraeus designated “lokasti Shipping Company Limited - Earnings Account;

(e)	in the case of “SAMATAN”, an earnings account in the name of Boone with the Lender in Piraeus designated “Boone Star Owners Inc. - Earnings Account; and

(f)	in the case of each Collateral Ship, an earnings account in the name of the relevant Collateral Owner with the Lender in Piraeus designated “[name of Collateral Owner] - Earnings Account”,

or, in any case, any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account for the relevant Ship for the purposes of this Agreement and, in the plural, means all of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where a Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Farat” means Farat Shipping Company Limited, a company incorporated in Malta, whose registered office is at 5/2 Merchants Street, Valletta, Malta;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Master Agreement Assignment;

(d)	the Corporate Guarantee;

(e)	the General Assignments;

(f)	the Mortgages;

(g)	the Deeds of Covenants;

(h)	the ~~Accounts~~ Account Pledges;

(i)	the Approved Manager’s Undertaking;

(j)	any Charter Assignment; and

(k)	the New Guarantee;

(l)	the Additional Finance Documents;

(m)	the Collateral Finance Documents; and

(n)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrowers (or any of them) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Fleet Vessels” means, together, all of the vessels (including, but not limited to, the Ships) owned from time to time by members of the Group;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and the Requisition Compensation of such Ship to be executed by the relevant Borrower or, as the case may be, Owner in favour of the Lender in such form as the Lender may approve or require, and, in the plural means both of them;

“Group” means the Corporate Guarantor and its subsidiaries (whether direct or indirect and including, but not limited to, each Borrower) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Insurances” means, in relation to each Ship:

(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means, in relation to the Loan, a period determined in accordance with Clause 5;

“Iokasti” means lokasti Owning Company Limited, a corporation incorporated under the laws of Republic of Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960;

“ISM Code” means, in relation to its application to the Borrowers, the Ships and their operation:

(a)	The International Management Code for the Safe Operation of Ships and for Pollution Prevention, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25th November, 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to a Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain such Ship’s compliance or the compliance by the Borrower owning such Ship with the ISM Code which the Lender may require;

“ISM SMS” means, in relation to a Ship, the safety management system for such Ship which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s ~~flag’ state~~ Approved Flag State and any jurisdiction on which such Ship is operated;

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

~~“LACERTA” means the 1994-built bulk carrier vessel of 71.860 metric tons deadweight, having IMO Number 9071600 and registered in the ownership of Annapolis under the Maltese flag with the name “LACERTA”;~~ “Lansat” means Lansat Shipping Company Limited, a company incorporated in Malta, whose registered office is at 5/2 Merchants Street, Valletta, Malta;

“Lender” means Piraeus Bank A.E., acting through its branch at 47-49 Akti Miaouli, 185 36 Piraeus;

“Leverage Ratio” means, any relevant time, the ratio (expressed as a percentage) of:

(a)	the Total Liabilities; and

(b)	the Market Value Adjusted Total Assets (including, without limitation, the Ships);

“LIBOR”	means for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters BBA Page LIBOR 01, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Margin” means ~~subject to Clause 4.12 at all times when the Leverage Ratio is:~~;

~~(a) equal to or higher than 50 per cent. 1.20 per cent, per annum; and~~

~~(b)lower than 50 per cent., 1.10~~ (a) during the period I April 2009 to 31 March 2011 (inclusive), 2 per cent. per annum;

~~“Margin Calculation Date~~(b) during the period 1 April 2011 to 31 March 2012 (inclusive), 1.75 per cent, per annum: and~~’’ has the meaning given to it in Clause 4.12;~~

(b)	at all times thereafter and subject to the terms of Clause 4.10. 1.5 per cent per annum;

“Market Value” means, in relation to each Ship and each Fleet Vessel, the market value of that Ship or Fleet Vessel determined in accordance with Clause 14.3;

“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Market Value of all Fleet Vessels;

“Master Agreement” means the master agreement (on the 1992 ISDA (Multicurrency-Crossborder) form) made or to be between the Borrowers and the Lender and includes all Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means the assignment of the Master Agreement executed or to be executed by the Borrowers in favour of the Lender in such form as the Lender may approve or require;

~~“MENORCA” means the 1997-built bulk carrier vessel of 71,662 metric tons deadweight~~ “MOA” means, in relation to: ~~having IMO Number 9122851 and registered in the ownership of Atlas under the Maltese flag with the name “;MENORCA’’;~~

(a)	an Original Ship, the memorandum of agreement entered or, as the case may be, to be entered into between its Owner as seller and its buyer; and

(b)	a Collateral Ship, the memorandum of agreement entered or, as the case may be, to be entered into between the relevant Collateral Owner as buyer and the relevant Seller as seller,

as each may be amended and supplemented from time to time and, in the plural, means both of them;

“Mortgage” means, in relation to each Original Ship, the first priority Maltese statutory mortgage on that Ship (as amended and supplemented by each Mortgage Addendum relative to that Original Ship), in such form as the Lender may approve or require and in the plural means all of them;

“Mortgage Addendum” means:

(a)	in relation to each Original Ship, each of the first addendum and the second addendum to the Mortgage on that Original Ship, executed or to be executed by:

(i)	in the case of “TORO”, Farat: and

(ii)	in the case of “DELRAY”, the New Owner: and

(b)	in relation to each Additional Ship, the first addendum to the Additional Mortgage on that Ship, executed or to be executed by the relevant Additional Owner.

in favour of the Lender in such form as the Lender may approve or require and, in the plural, means all of them:

“Negotiation Period” has the meaning given in Clause ~~4.6~~4.7;

“Net Income” means, in relation to each financial year of the Corporate Guarantor, the aggregate income of the Group appearing in the Accounting Information for that financial year less the aggregate of:

(a)	the amounts incurred by the Group during that financial year as expenses of its business;

(b)	depreciation, amortisation and all interest in respect of all Financial Indebtedness of the Group paid by all members of the Group during that financial year;

(c)	Net Interest Expenses;

(d)	taxes; and

(e)	other items charged to the Corporate Guarantor’s consolidated profit and loss account for the relevant financial year;

“Net Interest Expenses” means, as of any date of determination, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that accounting period less interest income received, determined on a consolidated basis in accordance with generally accepted accounting principles and as shown in the consolidated statements of income for the Group in the applicable Accounting Information;

“New Guarantee” means the guarantee of the obligations of the Borrowers under this Agreement executed or to be executed by the New Owner in favour of the Lender in such form as the Lender may approve or require:

“New Owner” means Lotis Traders Inc., a corporation organised and existing under the laws of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;

“Option” has the meaning given to it in Clause 7.7;

“Original Shin” means each of “DELRAY” and “TORO” and, in the plural, means both of them;

“Owners” means, together, the Additional Owners, the Collateral Owners and the New Owner and, in the singular, means any of them;

“PACHINO” means the 2002-built bulk carrier vessel of 30,928 gross registered tons and 16.341 net registered tons having IMO Number ~~“PARAGON’’ means the 1991 built bulk carrier of 71.259 metric tons deadweight~~ 9257060 ~~, having IMO number 9086978~~ and registered in the ownership of ~~Lansat~~ lokasti under ~~the~~ Maltese flag with the name ~~“PARAGON” ;~~“PACHINO”;

“Payment Currency has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or, as the case may be, Owner owning such Ship in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.12(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets (including, without limitation, the Ships) of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period;

“Relevant Charter” has the meaning given to it in Clause 14.3;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes, in relation to a Ship, all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Sale Amount” means, in relation to an Original Ship which has been sold during the Substitution Period an amount equal to the whole of the sale proceeds of that Original Ship;

“Sale Proceeds Account” means, in respect of each Original Ship, an account in the joint names of the Borrowers and the New Owner with the Lender Piraeus designated “Annapolis Shipping Company Limited et al – Sale Proceeds Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as a Sale Proceeds Account for the purposes of this Agreement and, in the plural, means both of them;

“SAMATAN” means the 2001-built bulk carrier vessel of 40,437 gross registered tons and 25.855 net registered tons, having IMO Number 9236171 registered in the ownership of Boone under Maltese flag with the name “SAMATAN”;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor, the Owners, the Approved Manager and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:

(a)	all amounts which have become due for payment by each of the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	no Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of any of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

~~“Ship” means each of “LACERTA” “MENORCA” “TORO” and “PARAGON” and in the plural means all of them;~~“Seller” means, in relation to each Original Ship, the seller of that Ship in accordance with the relevant MOA and, in the plural, means both of them;

“Ships” means, together, the Original Ships, the Additional Ships and the Collateral Ships and in the singular, means any of them:

“Substitution Period” means the period commencing on the earlier of (i) the Delivery Date of the first of the Original Ships to be sold and (ii) 31 March 2010 and ending on the date falling 6 months thereafter:

“Swap Exposure” means, as at any relevant date, the amount certified by the Lender to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Lender under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrowers and the Lender;

“TORO” means the 1995-built bulk carrier of 73,034 metric tons deadweight, having IMO number 9075735 and registered in the ownership of Farat under the Maltese flag with the name “TORO”;

“Total Assets” means, the total assets of the Group as stated in the most recent Accounting Information;

“Total Liabilities” means, as at the date of calculation, the aggregate Financial Indebtedness of the Group;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)	any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the owner owning such Ship;

(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within 1 month redelivered to the full control of the owner owning such Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower or, as the case may be, Owner owning such Ship-, with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which the relevant underwriters consider that the event constituting the total loss occurred; ~~and~~

“Transaction” has the meaning given in the Master Agreement-: and

“Waiver Period” means the period 31 December 2008 until (and including) 31 March 2011.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means, in relation to a Ship the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower or, as the case may be, Owner owning the Ship-, is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re- enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make available to the Borrowers a loan facility not exceeding $130,000,000 to be drawn in a single advance.

2.2	Purpose of the Loan. Each Borrower undertakes with the Lender to use the Loan only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for the Loan. Subject to the following conditions, the Borrowers may request the Loan to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Athens time) 2 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the Loan shall be made available in a single advance and any amount undrawn shall be cancelled and may not be borrowed by the Borrowers at a later date; and

(c)	the Loan shall not exceed the Commitment.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director, officer or a duly authorised signatory of each Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Loan. Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date advance the Loan to the Borrowers; and payment to the Borrowers shall be made to the account which the Borrowers specify in the Drawdown Notice.

3.5	Disbursement of Loan to third party. The payment by the Lender under Clause 3.4 shall constitute the making of the Loan and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest applicable to the Loan (or any part thereof) in respect of an Interest Period shall be the aggregate of the applicable Margin and LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrowers if:

(a)	no rate is quoted on Reuters BBA Page LIBOR 01; or

~~4.4~~	~~LIBOR01 or if~~(b) for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund or continue to fund the Loan (or any part ~~of it~~ thereof) during any Interest Period~~, stating the circumstances which have caused such notice to be given~~; or

(c)	LIBOR for that Interest Period does not adequately reflect the Lender’s cost of funding for that Interest Period.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before the Loan is made, the Lender’s obligation to make the Loan shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	~~Negotiation~~ Application of alternative rate of interest. Following the service of a notice by the Lender pursuant to Clause 4.4. but before the commencement of the Interest Period to which that notice relates, the Lender shall have the right to:

(a)	reduce (in its sole discretion) the duration of the Interest. Period selected by the Borrowers, unless a shorter period is not available in which case the Lender shall have the right to amend (in its sole discretion) the duration of the Interest Period selected by the Borrowers; and/or

(b)	determine (in its sole discretion) the relevant rate of interest which shall apply to the Loan during that Interest Period and which shall be the aggregate of (i) the applicable Margin and (ii) either:

(i)	the arithmetic mean of the rates per annum offered, on the relevant Quotation Date, for deposits in Dollars for a period equal to. or as near as possible to, the relevant Interest Period which appear on the electronic pages (together, the “Applicable Screen Rates”) of (aa) KLIEMM (Carl Kliem GmbH), (bb) USDDEPO=ICAP (lcap Plc) and (cc) USDDEPQ=TTLK (Tullet Prebon Plc) on the Reuters Money News Services or

(ii)	if:

(A)	for any reason, there are no Applicable Screen Rates available on the relevant Quotation Date; or

(B)	the Applicable Screen Rates (or any of them) do not reflect the rates given in the interbank market on that Quotation Date.

the rate per annum, expressed as a percentage which reflects the cost to the Lender of funding the Loan (or any part thereof) during that Interest Period from whichever alternative sources are available to the Lender (and as it may select in its sole discretion) in Dollars or in any available currency,

(the “Alternative Rate”).

The Lender shall promptly notify the Borrowers in writing of any Alternative Rate and any change to the Interest Period selected initially by the Borrower arising through the operation of this Clause 4.6.

~~4.6~~	~~1f the Lender’s notice under Clause 4.4 is served after the Loan is drawndown, the Borrowers and the Lender shall use reasonable endeavours to agree within the 15~~4.7 Negotiation of alternative basis for funding. If the Borrowers do not agree with the Alternative Rate they shall notify the Lender in writing not later than 2 days after the date on which the Lender serves its notice ~~under~~ pursuant to Clause 4.6. The Borrowers and the Lender shall use reasonable to agree, within,~~4.4~~ l0 days after the date on which the Borrowers serve their notice of objection to the Alternative Rate (the “Negotiation Period”), an alternative ~~interest rate or~~ basis (~~as the ease may be~~) including, but not limited to, an alternative ~~basis~~ interest period, funding in an alternative currency or currencies and an alternative margin which, for the avoidance of doubt, shall reflect the Lender’s cost of funding) for the Lender to ~~fund or~~ continue to fund the Loan during the Interest Period concerned.

~~4.7~~	4.8 Application of ~~agreed~~ alternative rate of interest. Any ~~alternative interest rate~~ Alternative Rate or an alternative basis ~~which is agreed during the Negotiation Period~~ for the Lender to continue to fund the Loan shall take effect in accordance with the terms ~~agreed.~~ notified by the Lender pursuant to Clause 4.6 or. as the case may be, upon the terms agreed pursuant to Clause 4.7. The ~~4.8 Alternative rate of interest in absence of agreement. If an alternative interest rate or~~ alternative basis ~~is not agreed within the Negotiation Period and the relevant circumstances arc continuing at the end of the Negotiation Period, then the Lender~~ shall ~~set an interest period and interest rate representing the cost of funding of the Lender~~ continue to apply ~~in Dollars or in any available currency of the Loan plus the applicable Margin; and the procedure provided for by this Clause 4.8 shall be repeated~~ if the relevant circumstances are continuing at the end of the applicable Interest Period (in the case of the Alternative Rate) or interest period so set by the Lender (in each other case) and for so long as the Lender and the Borrowers are in agreement as to the alternative basis for funding.

4.9	~~4.10 Notiec of prepayment~~Prepayment. If the Borrowers do not agree with ~~an interest rate set by the Lender under Clause 4.8. the Borrowers may give the Lender not less than 15 Business Days’ notice of their intention to prepay the Loan or any part thereof at the end of the interest period set by the Lender.~~the Interest Period, and/or Alternative Rate set by the Lender pursuant to Clause 4.6 and an alternative basis for funding the Loan (or any part thereof) is not agreed pursuant to Clause 4.7 within the Negotiation Period~~Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender~~, the Borrowers shall prepay ~~(without premium or penalty)~~ the Loan ~~or any part thereof~~ upon demand by the Lender together with all accrued interest thereon at the applicable rate plus the applicable Margin.

4.10	~~4.11 Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.~~Reduction of Margin. The Margin shall be reduced on 1 April 2012 to 1.5 per cent, per annum and shall at all times thereafter remain at such rate subject to:

~~4.12~~

~~Calculation of Leverage Ratio. The Lender shall calculate the Leverage Ratio on the Drawdown Date and on each Compliance Date thereafter (each a “Margin Calculation Date”) based on the recent Accounting Information for the purposes of calculating the applicable Margin and shall advise the Borrowers in writing within 10 Business Days of each applicable Margin Calculation Date, of the applicable Margin which will apply for The 6 month period commencing on the relevant applicable Margin Calculation Date Provided that in respect of each applicable Margin Caculation Date other than the first applicable Margin Calculation Date, the Lender shall only be obliged to advise the Borrowers of the applicable Margin which will apply for the Interest Period commencing on the relevant applicable Margin Calculation Date if that applicable Margin will be~~

~~different to the applicable Margin which applies immediately prior to the relevant applicable Margin Calculation Date.~~(a) no Event of Default or Potential Event of Default having occurred and continuing at the relevant time: and

~~For the purposes of calculating the Leverage Ratio pursuant to this Clause 4.12, the Market Value of the Ships shall be determined no more than 30 days prior to the relevant applicable Margin Calculation Date.~~(b) the Borrowers not being obliged at any relevant time to provide additional security or prepay part of the Loan under Clause 14.1 if the ratio set out in Clause 14.1 were applied at that time.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to the Loan shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	~~1,~~ 3, 6 or 9 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (Athens time) 2 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrowers by 11,00 a.m. (Athens time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

6.7	Application to Master Agreement. For the avoidance of doubt, this Clause 6 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

7	REPAYMENT AND PREPAYMENT

7.1	Repayment instalments. The Borrowers shall repay the Loan by 28 consecutive three- monthly instalments of (i) in the case of the first to fourth instalments (inclusive), in the amount of $5,250,000 each, (ii) in the case of the fifth to the twenty eighth instalments (inclusive), in the amount of $2,750,000 each and (iii) a balloon payment of $43,000,000 (the “Balloon Instalment”) Provided that if the Loan is drawdown in less than the maximum available amount thereof, each repayment instalment (including the Balloon Instalment) shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

7.2	Repayment Dates. The first repayment instalment for the Loan shall be repaid on the date falling 3 months after the Drawdown Date, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last instalment shall be repaid, together with the Balloon Instalment, on the date falling on the seventh anniversary of the Drawdown Date.

7.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Lender has received from the Borrowers at least 10 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Lender that any consent required by the Borrowers or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affect the Borrowers or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrowers shall be obliged to prepay (1) the Relevant ~~Fraction of the Loan if a~~ Amount if an Original Ship or a Collateral Ship is sold or becomes a Total Loss during the Waiver Period or (2) the Relevant Fraction of the loan if an Original Ship or a Collateral Ship is sold or becomes a Total Loss at any other time:

~~(a)~~(a)	if ~~a~~ an Original Ship or a Collateral Ship is sold, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

~~(b)if~~	~~a~~ (b) if an Original Ship or a Collateral Ship becomes a ~~total loss~~Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss,

~~and in~~ Provided that if an .Original Ship is sold at any time during the Substitution Period, the Borrowers will have the option (in respect of such Ship, the “Option”) exercisable by no later than the date on which the sale of that Ship is completed by delivery thereof to its buyers to deposit the Relevant Amount applicable to that Ship in the relevant Sale Proceeds Account (by satisfying the applicable conditions set out in Clause 11.4(b)) instead of applying such amount in prepayment of the Loan in accordance with this Clause 7.7.

In this Clause 7.7:

“Relevant Amount” means, in relation to an Original Ship or a Collateral Ship which has been sold or become a Total Loss during the Waiver Period, an amount equal to the whole of the sale or insurance proceeds relating to the Total Loss of that Original Ship or Collateral Ship: and.

“Relevant Fraction” is a fraction whose:

~~(i)~~(i)	numerator is the Market Value of the Original Ship or Collateral Ship being sold or which has become a Total Loss on the date on which such sale is completed or (as the case may be) the date on which the Total Loss occurred; and

~~(ii)~~(ii)	denominator is the aggregate Market Value of all the Original Ships and all the Collateral Ships on the date on which the relevant Original Ship or Collateral Ship which is subject to a Mortgage is sold or becomes a Total Loss~~.~~;

7.1	~~7.8~~ Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under Clauses 20.1(b) and 20.2 but without premium or penalty.

7.2	~~7.9~~Application of partial prepayment. Each partial prepayment made pursuant to Clauses 7.4 or 7.7 shall be applied pro rata against the repayment instalments specified in Clause 7.1 outstanding at the time of the partial prepayment (including, without limitation, the Balloon Instalment).

7.3	~~7.10~~No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to make the Loan is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on or before the Drawdown Date, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 9 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and

(iv)	there has been no material adverse change in the financial position, state of affairs or prospects of the Borrowers, the Corporate Guarantor, the Group any other Security Party in the light of which the Lender considers that there is a significant risk that the Borrowers, the Corporate Guarantor, the Group or any other Security Party will later become unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;

(i)	~~(d)~~ that, if the ratio set out in Clause 14.1 were applied immediately following the making of the Loan, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(ii)	~~(e)~~that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may reasonably request by notice to the Borrowers prior to the Drawdown Date.

8.2	Waivers of conditions precedent. If the Lender, at its discretion, permits the Loan to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. Each Borrower represents and warrants to the Lender as follows.

9.2	Status. Each of ~~Annapolis, Farat and Lansat~~ the Borrowers is duly incorporated and validly existing and in good standing under the laws of Malta ~~and Atlas is duly incorporated. validly existing and in Goodstanding under the laws of the Marshall Islands~~.

9.3	Share capital and ownership. ~~Atlas.~~ Each of the Borrowers has an authorised share capital of ~~$10,000 divided into 500 shares of $20 each, each of Annapolis. Farat and Lansat have authorised,~~ share capital of ~~LM 500~~ €1,164.69 divided into 500 ordinary shares of ~~LM 1~~ €2.329373 each and the legal title and beneficial ownership of all the Borrowers’ shares is held, free of any Security Interest or other claim, by the Corporate Guarantor.

9.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to own its Ship and register it in its name under the ~~Maltese flag~~applicable Approved Flag;

(b)	to execute the Finance Documents and any Approved Charter to which it is a party; and

(c)	to borrow under this Agreement, to enter into Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents including, without limitation, the Master Agreement.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the legal, valid and binding obligations of that Borrower enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by the Borrowers of the Loan, and their compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrowers; or

(c)	any contractual or other obligation or restriction which is binding on the Borrowers or any of their assets.

9.9	No withholding taxes. All payments which the Borrowers are liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of any of the Borrowers from that disclosed in the latest of those accounts.

9.12	No litigation. No legal or administrative action involving any Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on any Borrower’s financial position or profitability.

9.13	Compliance with certain undertakings. At the date of this Agreement, each of the Borrowers is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.14	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

9.15	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.

9.16	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents, each Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

9.17	ISO 9002. Each Borrower will, once it is required to do so by law, obtain ISO 9002 certification.

10	GENERAL UNDERTAKINGS

10.1	General. Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in its Ship, her Insurances and her Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents (and the effect of assignments contained in the Finance Documents) and except for Permitted Security Interests; and

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future.

10.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4	No other liabilities or obligations to be incurred. No Borrower will incur any Financial Indebtedness except that incurred under the Finance Documents and that reasonably incurred in the ordinary course of operating and chartering its Ship.

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrowers under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrowers will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrowers and the Corporate Guarantor (commencing with the financial year ending on 31 December 2007), the audited consolidated financial statements of each of the Borrowers and the Corporate Guarantor for that financial year; and

(b)	as soon as possible, but in no event later than 60 days after the end of each 6-month period in each financial year of the Borrowers and the Corporate Guarantor ending on 30 June and 31 December (commencing with the 6-month period ending on 31 December 2007), the interim unaudited consolidated financial statements of the Borrowers and the Corporate Guarantor for that 6-month period.

10.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of each Borrower or, as the case may be, the Corporate Guarantor at the date of those accounts and of profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of each Borrower or, as the case may be, the Corporate Guarantor.

10.8	Shareholders and creditor notices. Each Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or creditors or any class of them.

10.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for each Borrower to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document; and

(c)	for each Borrower to continue to own and operate its Ship,

and the Borrowers will comply with the terms of all such consents.

10.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, authorise and hereby authorises the Lender at the cost of the Borrowers to promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11	Notification of litigation. Each Borrower will provide the Lender with details of any legal or administrative action involving any Borrower, any Security Party, the Approved Manager, any Ship, the Earnings or the Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a) and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

10.13	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by a director of each Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.14	Notification of default. Each Borrower will notify the Lender as soon as any Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.15	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Lender with:

(a)	any additional financial or other information relating to such Borrower, its Ship, the Earnings, the Insurances, the Approved Manager, the Group or the Corporate Guarantor; or

(b)	any additional financial or other information relating to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Lender at any time.

10.16	Time Charter Assignment. If any Borrower or, as the case may be, an Owner enters into any bareboat charter or any Approved Charter in respect of its Ship, such Borrower shall or, as the case may be shall procure that the Owner shall, at the request of the Lender, execute in favour of the Lender a ~~Charterparty~~ Charter Assignment in respect of such bareboat charter or Approved Charter and deliver to the Lender any documents in relation thereto which the Lender may require.

10.17	Information on Relevant Charter, The Borrowers shall, and shall procure that each Owner shall, immediately inform the Lender if the charterer which has entered into a Relevant Charter with that Borrower or, as the case may be, Owner is in breach of its obligations under that Relevant Charter.

10.18	No amendment to Relevant Charter or MOA etc. None of the Borrower will or shall procure that each Owner will not, agree to any amendment or supplement to. or waive or fail to enforce the Relevant Charter or, as the case may be, MOA to which it is or will become a party or any of its provisions.

11	CORPORATE UNDERTAKINGS

11.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. Each ~~of Annapolis, Farat and Lansat will maintain their separate corporate existence and remain in good standing under the laws of Malta and Atlas~~ Borrower will maintain its separate corporate existence and remain in good standing under the laws of ~~the Marshall Islands~~ Malta.

11.3	Negative undertakings. No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in such Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to such Borrower than those which it could obtain in a bargain made at arms’ length;

(c)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents;

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than a Transaction under the Master Agreement)~~.~~; or

(f)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation ; or

(g)	during the period 31 December 2008 to 31 December 2009, pay any dividends or make any other form of distribution (other than any dividends which are distributed in the form of shares).

11.4	Additional Security. The exercise by the Borrowers of an Option is subject to the following conditions:

(a)	they shall deliver to the Lender:

(i)	on or prior to the date on which they exercise that Option the originals of any mandates or other documents required in connection with the opening or operation of the relevant Sale Proceeds Account and a duly executed original of the Account Pledge in respect thereof together with documents equivalent to those referred to in paragraphs 3,4 and 5 of Schedule 2. Part A in connection with the execution of that Account Pledge by the Borrowers and the New Owner; and

(ii)	on or prior to the Delivery Date for the relevant Collateral Ship documents equivalent to those referred to in paragraphs 2, 3(b), 4, 5 and 6 and of Schedule 2, Part B in connection with the delivery of that Collateral Ship to the relevant Collateral Owner; and

(b)	procure that the relevant Collateral Owner and the Approved Manager execute or as the case may be, register in favour of the Lender on or prior to the Delivery Date of the relevant Collateral Ship as security for the obligations of the Borrowers under this Agreement and the other Finance Documents, the Collateral Finance Documents, the General Assignment, an Approved Manager’s Undertaking and (if applicable) a Charter Assignment, each in respect of that Ship.

11.5	Sale Proceeds Account. If the Borrowers exercise an Option pursuant to Clause 7.7, the Sale Amount in respect of the Original Ship which has been sold shall remain on the relevant Sale Proceeds Account until the earlier of:

(a)

the date on which a Collateral Mortgage is registered over a Collateral Ship which will be acquired in substitution of that Original Ship in which case the relevant Sale Amount shall be applied on that date towards the acquisition cost of that Collateral Ship payable pursuant to the MOA relative thereto Provided that if the Sale Amount exceeds the acquisition cost of the Collateral Ship, the amount by which the Sale Amount exceeds such, acquisition cost (the “Excess Amount”) shall either (i) remain standing to the credit of the Sale Proceeds Account if the Substitution Period has not ended and only one Collateral Ship has been acquired at the relevant time (and such Excess Amount may be applied towards the acquisition cost of any other Collateral Ship during the Substitution Period or, if it has not been so applied by the end of the Substitution Period, it shall be applied in prepayment of the Loan on the first Business Day after the end of the Substitution Period) or (ii) if the relevant Collateral Ship which is being acquired is the second Collateral Ship, then such Excess Amount shall on the Delivery Date of the second Collateral Ship be applied in prepayment of the Loan; and

(b)	the last day of the Substitution Period in which case the Sale Amount (or the applicable unutilised balance thereof) shall be applied on the first Business Day after the end of the Substitution Period in prepayment of the Loan.

If both Original Ships are sold during the Substitution Period and no Collateral Ships are acquired during that period, the Borrowers shall on the first Business Day after the end of the Substitution Period prepay the whole of the Loan and all other amounts then outstanding under this Agreement (and all amounts then outstanding under the Master Agreement).

The Borrowers shall ensure that if both Original Ships are sold the aggregate of the two Sale Amounts shall not be less than $35,000,000.

12	INSURANCE

12.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of such Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for such Borrower to insure and which are specified by the Lender by notice to such Borrower.

12.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of any other Ship at the relevant time subject to a Mortgage, is equal to 125 per cent. of the amount of the Loan and (ii) the Market Value of such Ship; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks, in respect of the relevant Ship’s full tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, each Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Lender in respect of any rights or interests (secured or not) held by or available to the Lender in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Borrower or the Lender) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(f)	provide that the Lender may make proof of loss if the relevant Borrower fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom such Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a) above; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the relevant Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the relevant Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien), or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the relevant Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for such Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to such Ship.

12.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. No Borrower shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

12.12	Compliance with terms of insurances. Each Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading (if permitted by the Lender) to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Borrower shall employ its Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13	Alteration to terms of insurances. No Borrower shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.14	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15	Provision of copies of communications. Each Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between the relevant Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.16	Provision of information. In addition, each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances,

and each Borrower shall, forthwith upon written demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17	Mortgagee’s interest and additional perils insurances. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance on such terms, in such amounts, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Borrowers or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

12.19	Modification of insurance requirements. The Lender shall notify the Borrowers of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 12 and shall bind the Borrowers accordingly.

12.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Borrower which is the owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13	SHIP COVENANTS

13.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Lender may otherwise permit.

13.2	Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its ownership ~~as a Maltese ship at the port of Valletta~~under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of a Ship.

13.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest classification available for vessels of the same age, type and specification as such Ship with an approved classification society which is a member of IACS (or such other first class classification society as may be approved by the Lender), free of overdue recommendations and requirements affecting such Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports ~~in Malta~~ of the relevant Approved Flag or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation and the ISPS Code Documentation.

13.4	Modification. No Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on such Ship which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce its value.

13.5	Removal of parts. No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on such Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on such Ship the property of the relevant Borrower and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant relative to that Ship Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

13.6	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender at the expense of the Borrowers, with copies of all survey reports.

13.7	Inspection. Each Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

13.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the relevant Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.9	Compliance with laws etc. Each of the Borrowers shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of the relevant Borrowers;

(b)	not employ the Ship owned by it, nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by such Ship’s war risks insurers unless the prior written consent of the Lender has been given and the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.10	Provision of information. Each Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to such Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of such Ship and any payments made in respect of such Ship;

(d)	any towages and salvages; and

(e)	the relevant Borrower’s, the Approved Manager’s or such Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter and any charter guarantee in relation thereto relating to such Ship, of any current charter guarantee and of the ISM Code Documentation and ISPS Code Documentation.

13.11	Notification of certain events. Each Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on such Ship or its Earnings or any requisition of such Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against the relevant Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the relevant Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of each Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.12	Restrictions on chartering, appointment of managers etc. No Borrower shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when such Ship is fixed;

(e)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up the Ship owned by it; or

(g)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on such Ship or her Earnings for the cost of such work or for any other reason.

13.13	Notice of Mortgage. Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board such Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of such Ship a framed printed notice stating that such Ship is mortgaged by the relevant Borrower to the Lender.

13.14	Sharing of Earnings. No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

14	SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if the Lender notifies the Borrowers at any time (other than during the Waiver Period) that:

(a)	the aggregate Market Value of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14,

is below 125 per cent. of the amount of the Loan and the Swap Exposure.

14.2	Provision of additional security; prepayment. If the Lender serves a notice on the Borrowers under Clause 14.1, the Borrowers shall, within 1 month after the date on which the Lender’s notice is served, either;

(a)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

14.3	Valuation of Ships. The Market Value of a Ship at any date is that shown by ~~the average of two valuations~~ a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by ~~2~~ an independent sale and purchase ~~shipbrokers~~ shipbroker which the Lender has appointed ~~or~~ and the Borrowers have approved (such approval not to be unreasonably withheld) for the purpose;

(c)	with or without physical inspection of the relevant Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer;

(e)	free of any existing charter or other contract of employment ~~(~~other than:

(i)	in the case of ~~a Ship,~~ any ~~Approved~~ Relevant Charter to which that Ship may be subject and which has an unexpired duration of at least 11 months; and

(ii)	in the case of a Fleet Vessel, any charterparty to which that Fleet Vessel may be subject, which is made, between the owner of that Fleet Vessel and a charterer acceptable to the Lender and has an unexpired duration of at least 11 months,

~~(e)12 months. in which such Approved Charter~~ in which case such Relevant Charter or, as the case may be, charterparty, shall be taken into account in determining the Market Value of the relevant Ship~~)~~ or, as the case may be, Fleet Vessel Provided that in the case of a Relevant Charter, the Lender is satisfied that the parties to such Relevant Charter are in full compliance with the terms thereof; and

(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale~~.~~.

~~Provided that if one such valuation is more than 115 per cent. of the other valuation.then the Lender shall select a third independent sale and. purchase broker to provide a valuation of the relevant Ship in accordance with this Clause 14.3 and the Market Value of that Ship shall be the arithmetic average of all three such valuations.~~ In this Clause 14.3 “Relevant Charter” means, in relation to a Ship, any time charter party in respect of that Ship entered into by the relevant Borrower or, as the case may be, Owner and a charterer in all respects acceptable to the Lender, exceeding or which, by virtue of any optional extensions is capable of exceeding. 11 months in duration (as the same may be amended or supplemented from time to time) on terms and substance in all respects acceptable to the Lender.

14.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown either by way of a valuation complying with the requirements of Clause 14.3 or by a valuation from an independent sale and purchase shipbroker appointed by the Borrowers and approved by the Lender (and on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and willing buyer, free of charter or other contract of employment).

14.5	Valuations binding. Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6	Frequency of valuation. The Borrowers acknowledge and agree that the Lender may commission ~~valuations of each Ship to be furnished together with the delivery of the audited financial statements and the semi-annual unaudited financial statements respectively not more than twice during each 12 month period of the Security Period,~~ a valuation of each Ship:

(a)	at the end of each 3-month period ending on 31 March. 30 June. 30 September and 31 December in each year;

(b)	if the Lender provides its consent pursuant to Clause 10.18 in respect of any amendment and/or variation of a Relevant Charter, immediately after such amendment and/or variation has been effected, and

(c)	at any other time as the Lender may determine (including., but not limited to. at any time when, in the opinion of the Lender, any charterer in respect of a Relevant Charter is not in compliance with the terms of that Relevant Charter) in its absolute discretion.

14.7	Provision of information. Each Borrower shall promptly provide the Lender and any ship broker or expert acting under Clause 14.3 with any information which the Lender or any independent ship broker or expert may request for the purposes of the valuation; and, if a Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that ship broker or the Lender (or the expert appointed by it) considers prudent.

14.8	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 19.2, 19.3 and 20.3, each Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.9	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2(b).

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrowers to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (Athens time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at Bank of New York of New York, USA for credit to the account of the Lender (Account No. 8033138548), or to such other account with such other bank as the Lender may from time to time notify to the Borrowers.

15.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fail due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.5	Accounts prima facie evidence. If the account maintained under Clause 15.4 shows an amount to be owing by the Borrowers or a Security Party to the Lender, that account shall be prima facie evidence, save in the case of manifest error, that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (other than under the Master Agreement) in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under the Finance Documents and the Master Agreement other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 19, 20 and 21 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement;

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender under the Finance Documents and the Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 16); and

(iii)	thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Lender, by notice to the Borrowers and the Security Parties states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause;

THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may, by notice to the Borrowers and the Security Parties, provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings in relation to each Ship are paid to the Earnings Account in respect of that Ship.

17.2	Application of Earnings. Until an Event of Default or a Potential Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply (and the Borrowers hereby irrevocably authorise the Lender to apply) so much of the balance on the Earnings Accounts as equals:

(a)	the repayment instalment due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in each case in discharge of the Borrowers’ liability for that repayment instalment or that interest.

17.3	Interest accrued on Accounts. Any credit balance on:

(a)	~~17.3~~the Accounts (other than a Sale Proceeds Account) shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain on that Account~~.~~ ; and

(b)	a Sale Proceeds Account shall (if such balance is fixed on a time deposit basis) bear interest at a rate 0.5 per cent below the interest rate applicable at the relevant time to the Loan pursuant to this Agreement.

17.4	Release of accrued interest. Interest accruing under Clause 17.3 shall be freely available to the Borrowers.

17.5	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Accounts or ~~either~~ -any -of them;

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

17.6	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Accounts (or either of them) with prior notice in order to discharge any amount due and payable (which remains unpaid) to it under Clauses 19 or 20 or payment of which it has become entitled to demand under Clauses 19 or 20.

17.7	Borrowers’ obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.2) do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	any Borrower-, any Owner or the Corporate Guarantor fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clauses 8.2, 10.2, 10.3, 10.16, 11.2, 11.3, 14.2 or 17.1; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (a) above) if, in the opinion of the Lender, such default is capable of remedy and such default continues unremedied 14 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a), (b) or (c) above); or

(e)	any representation, warranty or statement made by, or by an officer of, any Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding (in the case of the Corporate Guarantor) $1,000,000 (or the equivalent in any other currency) in aggregate:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Security Party, or the members or directors of any Borrower or the Corporate Guarantor pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 60 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non judicial suspension or deferral of payments, reorganisation of its debt (or substantial part of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them (save for, in the case of the Corporate Guarantor, non judicial suspension or deferral of payments, reorganisation of its debt (or substantial part of its debt) or arrangement which occurs in its ordinary course of its business and not as a result of the Corporate Guarantor’s inability to meet its obligations and/or liabilities) or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred after the date of this Agreement in the legal ownership of any of the shares in, any Borrower or Owners or in the ultimate control of the voting rights attaching to any of those shares; or

(1)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	an Event of Default (as defined in section 14 of the Master Agreement) occurs; or

(o)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Lender; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Borrower, the Group, the Corporate Guarantor or any other Security Party; or

(ii)	any accident or other event involving either of the Ships or another vessel, owned, chartered or operated by a Relevant Person,

in the light of which the Lender considers that there is a significant risk that any Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are terminated; and/or

(b)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment. On the service of a notice under Clause 18.2(a) the Commitment, and, all other obligations of the Lender to the Borrowers under this Agreement shall terminate.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers (or either of them) or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices under Clauses 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers (or any of them) or any other Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty, the gross negligence or the willful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18 a “Relevant Person” means each Borrower, the Corporate Guarantor, any other Security Party and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application,

19	FEES AND EXPENSES

19.1	Arrangement ~~and management fees~~fee. The Borrowers shall pay to the Lender on a non-refundable arrangement fee of $450,000 on the earlier of (i) the Drawdown Date and (ii) the last day of the Availability Period~~.~~ .

19.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Lender on its demand the amount of all reasonable expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variation, amendments, enforcement etc. The Borrowers shall pay to the Lender, within 5 Business Days of the Lender’s demand, the amount of all reasonable expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers (or either of them) to pay such a tax.

19.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence, save in the case of manifest error, that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers (or any of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity. If any sum due from the Borrowers or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers (or either of them) or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Application to Master Agreement. For the avoidance of doubt, Clause 20.4 does not apply in respect of sums due from the Borrowers to the Lender under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

20.6	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence, save in the case of manifest error, that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

21.2	Grossing-up for taxes. If the Borrowers are required by law to make a tax deduction from any payment:

(a)	the Borrowers shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrowers shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrowers shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21.5	Application to Master Agreement. For the avoidance of doubt, Clause 21 does not apply in respect of sums due from the Borrowers under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrowers under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.2 the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrowers that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law, or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) (including, without limitation, any laws or regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Management and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased costs”. In this Clause 23, “increased costs” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.2 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

23.3	Payment of increased costs. The Borrowers shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrowers may give the Lender not less than 14 days’ notice of their intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment. A notice under Clause 23.4 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Commitment shall terminate and the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers (or either of them) at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrowers (or any of them) to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers (or either of them);

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document),

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrowers (or any of them).

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrowers. No Borrower may, without the consent of the Lender, transfer, novate or assign any of its rights, liabilities or obligations under any Finance Document.

25.2	Assignment by Lender. The Lender may assign or transfer all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of, but with notice to, the Borrowers.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee or transferee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee or transferee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential assignee or transferee or sub-participant any information which the Lender has received in relation to the Borrowers, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers (or either of them) or any other Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	Omega Building
80 Kifissias Avenue 151 25 Maroussi Greece

Fax No: (+30) 210 8090 275 Attn: Mr. Aristidis Ioannidis

(b)	to the Lender:	Piraeus Bank A.E.
47-49 Akti Miaouli Piraeus 185 36 Greece

Fax No: +30 210 429 2601 Attn: Account Officer

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	Meaning of “notice”. In this Clause 27 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	JOINT AND SEVERAL LIABILITY

28.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.

28.2	No impairment of Borrower’s obligations. The liabilities and obligations of each Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

28.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

28.4	Subordination. Subject to Clause 28.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

28.5	Borrower’s required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs ((a)) to ((d)) of Clause 28.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

30.4	Process agent. Each Borrower irrevocably appoints Ince Process Agents Ltd. for the time being presently of 5th Floor, International House, 1 St. Katharine’s Way, London El W 1AY, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

30.5	Lender’s rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:	Piraeus Bank A.E.
47/49 Akti Miaouli
Piraeus 185 35
Greece

Attention: Loans Administration

2008

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated 2008 and made between us, as Borrowers, and you, as Lender, in connection with a facility of up to US$130,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Loan as follows:

(a)	Amount: US$130,000,000;

(b)	Drawdown Date: 2008;

(c)	Duration of the first Interest Period shall be [ ] months;

(d)	Payment instructions: [ ]

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Lender.

5	[We authorise you to deduct the second instalment of the arrangement fee referred to in Clause 19.1 from the amount of the Loan.]

for and on behalf of

ANNAPOLIS SHIPPING COMPANY LIMITED

~~ATLAS OWNING COMPANY LIMITED~~

FARAT SHIPPING COMPANY LIMITED

LANSAT SHIPPING COMPANY LIMITED

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 8.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered under each of them), other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.

3	Copies of resolutions of the shareholders and directors of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of each Borrower, authorising named officers to execute the Drawdown Notices and any other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of any Borrower or a Security Party.

5	Copies of all consents which each Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document to which it is or is to be a party.

6	Copies of any Approved Charter.

7	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

8	Evidence satisfactory to the Lender that each Borrower is a direct or indirect wholly- owned subsidiary of the Corporate Guarantor.

9	Documentary evidence that the agent for service of process named in Clause 30.4 has accepted its appointment.

10	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, Malta and such other relevant jurisdictions as the Lender may require.

11	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

The following are the documents referred to in Clause 8.l(b).

1	A duly executed original of the Mortgage, the Deed of Covenant, the General Assignment, and any Charterparty Assignment (and of each document to be delivered under each of them) in respect of each Ship.

2	Documentary evidence that:

(a)	each Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(b)	each Ship maintains the highest available class with such first-class classification society which is a member of IACS as the Agent may approve free of all recommendations and conditions of such classification society;

(c)	the Mortgage relative to each Ship has been duly registered against that Ship as a valid first priority ship mortgage in accordance with the laws of Malta; and

(d)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that each Ship will, as from the Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	the Approved Manager’s Undertaking in respect of each Ship; and

(b)	copies of the document of compliance (DOC), the safety management certificate (SMC) and the ISSC referred to in paragraph (a) of the definition of the ISM Code Documentation in respect of each Ship certified as true and in effect by the relevant Borrower or (as the case may be) the Approved Manager or, if the SMC or ISSC cannot be issued by the Delivery Date, evidence that this document has been applied for.

4	A valuation of each Ship prepared by 2 independent sale and purchase ship brokers, which the Lender has appointed or approved, stated to be for the purposes of this Agreement and prepared in accordance with Clause 14.3 which shows the value of an aggregate Market Value of all the Ships in an amount acceptable to the Lender.

5	A favourable opinion (at the cost of the Borrowers) from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances of each Ship as the Lender may require.

6	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Republic of Malta and such other relevant jurisdictions as the Lender may require.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Borrower or the lawyers of the Borrowers.

EXECUTION PAGE

BORROWERS

SIGNED by	)
)
for and on behalf of	)
ANNAPOLIS SHIPPING COMPANY LIMITED	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
~~ATLAS OWNING COMPANY LIMITED~~	~~)~~
~~in the presence of~~	~~)~~

~~SIGNED by~~	~~)~~
~~)~~
~~for and on behalf of~~	~~)~~
FARAT SHIPPING COMPANY LIMITED	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
LANSAT SHIPPING COMPANY LIMITED	)
in the presence of:	)

LENDER

SIGNED by	)
)
for and on behalf of	)
PIRAEUS BANK A.E.	)
in the presence of:	)